Exhibit 99.1

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

For Immediate Release: February 21, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Net Lease REIT Acquires Boeing Capital Corporation’s

Global Headquarters in Renton, Washington

El Segundo, Calif. (February 21, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Net Lease REIT, Inc., the acquisition of an approximately 70,100 square-foot, Class A office building (the “Property”) located in Renton, Washington for $12 million ($171 per square foot). The Property is 100% leased to The Boeing Company and utilized as Boeing Capital Corporation’s global headquarters. The Boeing Company (NYSE: BA) is one of the world’s leading aerospace and defense companies, one of thirty corporations comprising the Dow Jones Industrial Average and ranked 39th among the ‘Fortune 500’ list of America’s largest corporations in 2012. Boeing Capital Corporation is a wholly-owned subsidiary of The Boeing Company that facilitates financing of the company’s products for its many airline clients.

The Property is adjacent to many key Boeing facilities including, the Longacres Campus, Boeing Airfield and its 737 Assembly Plant. In particular, the adjacency to the Boeing Longacres Campus, which is the

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC global headquarters location for Boeing Commercial Airplanes, was a key driver for Boeing Capital’s decision to locate its global headquarters at the Property. Boeing Capital Corporation has been headquartered at the Property since 1997 when the subsidiary was acquired through a merger with McDonnell Douglas. During its tenancy, Boeing has expended considerable capital improving the Property, including a new roof system and parking area upgrades.

“We are pleased to acquire another Seattle area asset at an attractive 7.80% going-in capitalization rate1 and price per square foot that is well-below replacement cost,” said Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions. “Given the tenant’s 15-year history at the location, coupled with the proximity to many key Boeing facilities, we believe Boeing Capital Corporation will continue to find the Property attractive as its global headquarters for the foreseeable future.”

“This acquisition represents the fourth of our 16-property portfolio 100% leased to a DJIA component company and increases to nearly 75% the percentage of our REIT’s net operating income generated by investment-grade rated tenants,” added Michael Escalante, Griffin Capital’s Chief Investment Officer. “Our high-grade cash flow coupled with an average remaining lease duration of over 8.5 years allows for a reliable stream of high-quality income for the REIT for the next several years.”

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 16 office and industrial distribution properties totaling approximately 3.5 million rentable square feet and total capitalization in excess of $420 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.4 million square feet of space, located in 28 states and representing approximately $2.2 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking

[1]	The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year Griffin Capital Net Lease REIT, Inc. owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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